Exhibit 99.1

Treace Announces Preliminary, Unaudited Fourth Quarter and Full-Year 2024 Revenue

PONTE VEDRA, Florida, January 13, 2025-- Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of bunions and related midfoot deformities through its flagship Lapiplasty® and Adductoplasty® Procedures, today announced its preliminary, unaudited fourth quarter and full-year 2024 results.

Highlights:

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Preliminary revenue of $68.4 million to $68.8 million in the fourth quarter of 2024, an approximate 10% increase at the midpoint over the same period in 2023.
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Preliminary revenue of $209.0 million to $209.4 million for the full-year 2024, an approximate 12% increase at the midpoint compared to the prior year and in-line with the previously provided revenue guidance range of $204 million to $211 million.
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New active surgeon additions of approximately 280 for full-year 2024; ended the year with approximately 3,135 active surgeons, a 10% increase compared to the prior year and approximately 31% of the estimated 10,000 U.S. surgeons performing bunion surgery.

“We close 2024 with new product announcements and 12% annual revenue growth – positioning us for continued growth in 2025 and beyond,” said John T. Treace, CEO, Founder and Board Member of Treace. “Driven by our active pipeline of differentiated technologies, we are excited to enter 2025 with multiple innovative product launches, steadily building upon our comprehensive bunion solutions, delivered by our bunion-focused sales force, that we believe will further drive penetration into the overall bunion market and continue to expand our surgeon customer base through 2025 and beyond.”

2025 Outlook

Treace plans to provide 2025 financial guidance during its fourth quarter 2024 earnings conference call, which is currently scheduled for Thursday, February 27, 2025, at 4:30 p.m. Eastern Time.

The preliminary unaudited financial information in this press release has not been subject to the more rigorous standards of review for Treace’s filed financial statements, may be adjusted, including as a result of its internal closing processes and the external auditing procedures of its independent registered public accounting firm, and remains subject to change until the Company files its full financial statements for 2024.

Treace to Present at J.P. Morgan Healthcare Conference on Tuesday, January 14, 2025

John T. Treace, Chief Executive Officer and Founder of Treace, will present at the J.P. Morgan Healthcare Conference on Tuesday, January 14, 2025, beginning at 9:00 am Pacific Time / 12:00 pm Eastern Time. Following this presentation, Mr. Treace will be joined by Mark L. Hair, Chief Financial Officer of Treace, for a question-and-answer session. A live webcast and replay of the presentation will be available on the Company’s investor relations website at https://investors.treace.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, including, but not limited to the Company’s anticipated fourth quarter and full-year 2024 revenue and 2024 active surgeons, as well as its belief that the Company is positioned for continued growth in 2025 and beyond and will further drive penetration into the overall bunion market and continue to expand its surgeon customer base through 2025 and beyond. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of Treace’s public filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise. The Company’s preliminary, unaudited results for the fourth quarter and full year ended December 31, 2024, reflect the Company’s current estimates based on information available as of the date of this press release and are subject to change, including as a result of the completion of the Company’s financial and operating closing procedures, customary audit procedures, and other developments that may occur before the completion of these procedures. Accordingly, you should not place undue reliance on these preliminary, unaudited results, which may differ materially from actual results and are not necessarily indicative of its operating results for any future periods.

Internet Posting of Information

Treace routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.treace.com. The Company encourages investors and potential investors to consult the Treace website regularly for important information about Treace.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion and related midfoot deformities. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot and affect approximately 67 million Americans, of which Treace estimates 1.1 million are annual surgical candidates. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction® System – a combination of instruments, implants, and surgical methods designed to surgically correct all three planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. To further support the needs of bunion patients, Treace has introduced its Adductoplasty® Midfoot Correction System, designed for reproducible surgical correction of midfoot deformities. The Company continues to expand its footprint in the foot and ankle market with the introduction of its SpeedPlate™ Rapid Compression Implants, an innovative fixation platform with broad versatility across Lapiplasty® and Adductoplasty® procedures, as well as other common bone fusion procedures of the foot. For more information, please visit www.treace.com.

To learn more about Treace, connect with us on LinkedIn, X, Facebook and Instagram.

Contacts:

Treace Medical Concepts
Mark L. Hair
Chief Financial Officer
mhair@treace.net
(904) 373-5940

Investors:

Gilmartin Group

Vivian Cervantes

IR@treace.net